NEWS RELEASE

Enbridge Reports Record 2023 Financial Results, Reaffirms 2024 Financial Guidance and Advances Strategic Priorities

CALGARY, AB, February 9, 2024 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported fourth quarter 2023 financial results, reaffirmed its 2024 financial guidance and provided a quarterly business update.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•Full year GAAP earnings of $5.8 billion or $2.84 per common share, compared with GAAP earnings of $2.6 billion or $1.28 per common share in 2022
•Adjusted earnings* of $5.7 billion or $2.79 per common share*, compared with $5.7 billion or $2.81 per common share in 2022
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $16.5 billion, an increase of 6%, compared with $15.5 billion in 2022
•Cash provided by operating activities of $14.2 billion, compared with $11.2 billion in 2022
•Distributable cash flow (DCF)* of $11.3 billion, an increase of $0.3 billion, compared with $11.0 billion in 2022
•Achieved financial guidance for the 18th consecutive year, demonstrating the stability and predictability of Enbridge's business
•Reaffirmed 2024 full year financial guidance for EBITDA and DCF. The gas utilities acquisitions announced on September 5, 2023 (the "Acquisitions") are expected to close at different times during 2024 and are not included in the 2024 financial guidance
•Increased the 2024 quarterly dividend by 3.1% to $0.915 ($3.66 annualized) per share reflecting the 29th consecutive annual increase
•Announced the sale of the Company's 50% interest in Alliance Pipeline (Alliance) and its 42.7% interest in Aux Sable to Pembina Pipeline Corporation, at an attractive valuation, for $3.1 billion
•Filed applications for all key required federal and state regulatory approvals to complete the pending Acquisitions and secured approximately 85% of the financing for the aggregate purchase price
•Filed the industry approved Mainline Tolling Settlement (MTS) with the Canada Energy Regulator (CER) on December 15, 2023
•Concluded the fully subscribed upsized Flanagan South Pipeline (FSP) binding open season for 110 kbpd of committed full-path Mainline to U.S. Gulf Coast delivery service
•Announced and concluded an oversubscribed open season on Southern Lights Pipeline for 165 kbpd of committed service through 2030 on existing capacity
•Announced definitive agreement to participate in the construction and operation of the first phase of the Fox Squirrel solar project, through a 50% interest in a joint venture with EDF Renewables
•Exited 2023 in a strong financial position with Debt to EBITDA of 4.1x, below the target range of 4.5x to 5.0x reflecting substantial equity pre-funding prior to closing the Acquisitions

CEO COMMENT
“I’m pleased to report another year of strong safety, operational and financial performance across the enterprise. While geopolitical instability, persistent inflation and rising interest rates impacted the North American energy industry, Enbridge achieved its financial guidance for the 18th year in a row. Our stable, low-risk, diversified business remains well positioned to grow earnings and dividends for shareholders for years to come." said Greg Ebel, President and CEO of Enbridge.

“The Enbridge team worked hard to execute our strategic priorities. In 2023, we announced approximately $23 billion of attractive acquisitions, placed $2 billion of secured capital into service and sanctioned $10 billion of new organic projects. In addition, we announced $3.1 billion of asset sales at attractive valuations and secured approximately 85% of the $19.1 billion of required financing for the gas utility acquisitions.

“We adhered to our capital allocation priorities as we continued to grow the company while maintaining our target leverage ratio and returning capital to shareholders through a sustainable and growing dividend.

"In Liquids Pipelines, we saw high utilization across our systems and set multiple throughput records. The Mainline transported annual average volumes of 3.1mmbpd anchored by December’s exit rate of 3.26mmbpd. The industry approved MTS settlement announced in May will help to ensure high utilization and first-choice service standards for years to come. In the U.S. Gulf Coast, both Enbridge Ingleside Energy Center (EIEC) and Gray Oak set annual records for throughput. Enbridge’s U.S. Gulf Coast infrastructure provides customers with the most cost-effective path from the Permian to tidewater and we are well positioned to take advantage of growing Permian production.

"In Gas Transmission, we continue to expand our existing infrastructure to support the growing demand for safe, reliable and affordable natural gas. We added over 100 bcf of combined gas storage between Aitken Creek in B.C. and Tres Palacios in the U.S. Gulf Coast. In the U.S. Northeast we concluded an open season on Algonquin Pipeline to expand deliveries to New England. Finally, we closed the first six acquisitions of the landfill-to-RNG facilities from Morrow Renewables.

"In Gas Distribution, we announced a once-in-a-generation opportunity to acquire large-scale gas utilities at historically attractive multiples. The assets operate in gas supportive jurisdictions and are expected to be accretive in their first full year of ownership. Our pro-forma gas distribution business will deliver approximately 9.3 Bcf/d of natural gas to 7 million customers, making it North America’s largest natural gas utility platform. These acquisitions are expected to balance Enbridge's earnings mix to approximately 50% Natural Gas and Renewables and 50% Liquids.

"In Ontario, EGI connected approximately 46,000 new customers to our network. We also received the Ontario Energy Board decision on Phase One of our 2024 rebasing application. We are actively working with the government of Ontario to address issues we see with the decision around affordability, consumer choice and reliability of gas to Ontario communities and industry.

"In Renewables, our scale continues to allow Enbridge to find select accretive projects. In 2023, we closed the acquisition of additional economic interests in the Hohe See and Albatros German offshore wind projects and announced the joint construction and operation of Fox Squirrel Solar. These projects are expected to be immediately accretive to DCF per share and complement both our growth outlook and energy transition contributions. Offshore in France, 50% of turbines have been installed at Fécamp and the 497MW project is expected to achieve commercial operation in the coming months.

“Our value proposition is underpinned by our disciplined approach to investment and balanced financial outlook. Looking to the future, we will continue to expand and modernize our infrastructure, driving growth and reducing emissions from our business. We believe that our balance sheet strength, secured growth backlog, proven execution capability, and growing dividend will drive value for our shareholders.

"Enbridge is committed to being the first-choice for our customers, communities, shareholders, regulators, policy makers and our employees. I'm proud of everything we accomplished this year and I look forward to building on those successes as we continue positioning Enbridge as the first-choice energy provider and investment opportunity."

FINANCIAL RESULTS SUMMARY

Financial results for the three and twelve months ended December 31, 2023 and 2022 are summarized in the table below:

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings/(loss) attributable to common shareholders	1,726	(1,067)	5,839	2,589
GAAP Earnings/(loss) per common share	0.81	(0.53)	2.84	1.28
Cash provided by operating activities	3,812	3,613	14,201	11,230
Adjusted EBITDA[1]	4,107	3,911	16,454	15,531
Adjusted Earnings[1]	1,363	1,271	5,743	5,692
Adjusted Earnings per common share[1]	0.64	0.63	2.79	2.81
Distributable Cash Flow[1]	2,732	2,663	11,267	10,983
Weighted average common shares outstanding	2,126	2,025	2,056	2,025
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the fourth quarter of 2023 increased by $2,793 million or $1.34 per share compared with the same period in 2022, primarily explained by the absence in 2023 of a non-cash goodwill impairment of $2.5 billion relating to the Gas Transmission reporting unit as a result of the increased cost of capital in addition to the operating performance factors discussed in detail below.

On a full year basis for 2023, GAAP earnings attributable to common shareholders was positively impacted by the goodwill impairment in 2022 discussed above, a non-cash, net unrealized derivative fair value gain of $1,127 million ($856 million after-tax) in 2023, compared with a net unrealized loss of $1,246 million ($950 million after-tax) in 2022, reflecting changes in the mark-to-market value of derivative financial instruments used to manage foreign exchange, interest rate, and commodity risks; partially offset by the absence in 2023 of a non-cash gain of $1.1 billion ($732 million after-tax) on the closing of the joint venture merger transaction with Phillips 66 (P66) realigning our effective economic interests in Gray Oak and DCP Midstream LLC (DCP) and a realized loss of $638 million ($479 million after-tax) due to termination of foreign exchange hedges, as foreign exchange risks inherent within the Competitive Toll Settlement (CTS) framework are not present in the negotiated Mainline tolling agreement.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Company's annual Management's Discussion & Analysis for 2023 filed in conjunction with the year-end financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the fourth quarter of 2023 increased by $196 million compared with the same period in 2022. This was driven by higher Mainline volumes, higher contributions from the Midcontinent and Gulf Coast segment due to higher FSP volumes and record EIEC export volumes, higher Canadian utility rates and customer base, the expiration of certain transportation commitments in the Energy Services business and favorable USD/CAD hedge settlement rates. These impacts were partially offset by lower Mainline tolls effective July 1st, a lower Line 3 Replacement (L3R) surcharge and the timing of recognition of revenues attributable to the Texas Eastern rate case settlement in 2022.

Adjusted EBITDA for the year ended December 31, 2023 increased by $0.9 billion compared with 2022.
This was primarily driven by the impact of the operating factors listed above as well as contributions from the Tres Palacios acquisition and the translation of U.S dollar denominated earnings. The average CAD to USD exchange rate in 2023 was $1.35 compared with $1.30 in 2022. These positive impacts were partially offset by a reduction in earnings from our investment in DCP as a result of our decreased interest due to the joint venture merger transaction with P66 that closed during the third quarter of 2022 and lower commodity prices impacting both DCP and Aux Sable.

Adjusted earnings in the fourth quarter of 2023 increased by $92 million, or $0.01 per share, primarily due to higher Adjusted EBITDA contributions discussed above, partially offset by higher financing costs due to higher interest rates and higher depreciation expense from assets acquired and placed into service last year.

Adjusted earnings for the year ended December 31, 2023 increased by $51 million, and decreased by $0.02 per share compared with same period in 2022, primarily due to the factors discussed above as well as higher earnings attributable to noncontrolling interests from the sale of 11.57% non-operating interest in seven Enbridge-operated pipelines to Athabasca Indigenous Investments in Q3, 2022.

DCF for the fourth quarter of 2023 increased by $69 million, primarily due to higher Adjusted EBITDA contributions discussed above, as well as the positive impact of the timing of maintenance capital spend and lower current income taxes over the period, partially offset by higher financing costs from higher interest rates and lower net distributions in excess of equity earnings.

DCF for the year ended December 31, 2023, increased by $284 million compared with 2022. This was primarily driven by the same operating factors as listed above as well as higher annual cash distributions in excess of equity earnings from Gray Oak and DCP, partially offset by higher distributions to noncontrolling interests from the sale of 11.57% non-operating interest in seven Enbridge-operated pipelines to Athabasca Indigenous Investments and higher maintenance capital across the organization.

Both full year and quarterly per share metrics were impacted by the bought deal equity issuance in the third quarter of 2023, as part of the pre-funding and de-risking of the financing plan for the pending Acquisitions.

Detailed financial information and analysis can be found below under Fourth Quarter and Year-End 2023 Financial Results.

FINANCIAL OUTLOOK

The Company exceeded its midpoint 2023 financial guidance for both EBITDA and DCF, reflecting the resilient growth embedded in the business and highly predictable nature of its results. Enbridge has met its annual financial guidance for 18 consecutive years.

The Company reaffirms its 2024 base business financial guidance for adjusted EBITDA and DCF. Enbridge's financial guidance excludes EBITDA and DCF contributions from the Acquisitions announced on September 5, 2023.

Growth in 2024 is anticipated to be driven by contributions from recent acquisitions, assets placed into service, and toll escalators, partially offset by lower Mainline tolls, higher financing costs, and higher current income taxes.

Enbridge increased its 2024 quarterly dividend by 3.1% to $0.915 ($3.66 annualized) per share, commencing with the dividend payable March 1, 2024 to shareholders of record on February 15, 2024.

FINANCING UPDATE

Pre-Funding the Acquisitions

Since the announcement of the Acquisitions, Enbridge has pre-funded approximately $10 billion of the $12.8 billion (US$9.4 billion) cash consideration, significantly de-risking the execution of the Company’s funding plan.

This pre-funding included the issuance of 102.9 million common shares for gross proceeds of approximately CDN$4.6 billion inclusive of underwriters’ 15% over-allotment. The Company also issued US$2.0 billion of 60-year hybrid subordinated notes in the U.S. and $1.0 billion of 60-year hybrid subordinated notes in Canada (together the "Hybrid Issuances”) which will receive partial equity treatment from rating agencies. These Hybrid Issuances were substantially hedged at favorable interest rates relative to the market at the time of issuance. In the fourth quarter, Enbridge announced the sale of its interest in Alliance Pipeline and Aux Sable for $3.1 billion. A portion of the sales proceeds will be used to fund the Acquisitions and the remainder will be used for debt reduction.

Enbridge intends to use the aggregate net proceeds from the above pre-funding initiatives to pay down existing indebtedness in the near-term and ultimately finance a portion of the aggregate cash consideration payable for the Acquisitions. The remaining funding requirements can be readily satisfied through a variety of alternate sources, including the issuance of senior unsecured notes, the Company’s ongoing capital recycling program, the potential reinstatement of Enbridge’s Dividend Reinvestment Plan, and initiating At-The-Market common share issuances.

General

On November 6th, 2023, Enbridge Inc. issued US$3.5 billion of senior notes consisting of US$750 million of 3-year senior notes, US$750 million of 5-year senior notes, US$750 million of 7-year senior notes, and US$1.25 billion of 30-year senior notes.

Proceeds from these offerings were used to repay short-term debt, for capital expenditures including tuck-in acquisitions, and for general corporate purposes.

SECURED GROWTH PROJECT EXECUTION UPDATE

Enbridge placed over $2 billion of growth projects into service in 2023 primarily made up of Gas Distribution's $1.2 billion of 2023 Utility Growth Capital, US$0.6 billion of GTM's 2023 modernization program and Phase I of the Fox Squirrel solar project.

During 2023, Enbridge added $10 billion of new organic growth capital to its backlog, predominantly from the U.S. Gas Utility growth program (assuming successful closings of the Acquisitions), the addition of the US$1.2 billion Rio Bravo Pipeline to the secured growth backlog and the increase to the Sunrise Expansion on T-South of $400 million. The Company's secured growth backlog now sits at $24 billion and is underpinned by commercial frameworks consistent with Enbridge's low-risk model.

BUSINESS UPDATES

Liquids Pipelines: Enbridge files Mainline Tolling Agreement with Canada Energy Regulator

On December 15, 2023, Enbridge filed an application with the Canada Energy Regulator (CER) for approval of the Mainline Tolling Settlement with unanimous support from its Representative Stakeholder Group. The MTS covers both the Canadian and U.S. portions of the Mainline and sees the Mainline continuing to operate as a common carrier system available to all shippers on a monthly nomination basis.

The expected financial outcome from this settlement is in line with previously reported financial results after taking into consideration the previously recognized provision, inflationary cost adjustments and increased volumes. The CER indicated in its process letter that it may decide on the application following its comment process or it may establish further process steps. The CER's comment period for the settlement closed on January 19, 2024 without opposition, with only letters of support.

The settlement term is seven and a half years through the end of 2028, with new interim tolls effective on July 1, 2023.

Liquids Pipelines: Enbridge concludes Flanagan South Open Season

The Company concluded the upsized open season for long-term contracted service on Flanagan South Pipeline. The 110 kbpd open season was fully subscribed, securing long-term strong utilization on the full Mainline pathway, from Western Canada to the U.S. Gulf Coast. FSP is now 90% term-contracted on its 720 kbpd capacity. This is expected to help sustain strong Mainline utilization through the foreseeable future.

Liquids Pipelines: Enbridge concludes Southern Lights Open Season
During the fourth quarter, the Company initiated and concluded a binding open season on Southern Lights Canada Pipeline (SLCP) for 165 kbpd of existing capacity becoming available on July 1, 2025. Southern Lights Pipeline, which comprises both SLCP and Southern Lights U.S. Pipeline, is a 2,556-kilometre diluent pipeline originating at the Enbridge Manhattan Terminal in Illinois and terminating in Edmonton, Alberta. The open season was over-subscribed, ensuring long term utilization of the system through at least 2030.

Gas Transmission And Midstream: Enbridge announces sale of interest in Alliance Pipeline and Aux Sable

On December 13, 2023, Enbridge announced it had entered into a definitive agreement to sell its 50.0% interest in the Alliance Pipeline and its interest in Aux Sable (including 42.7% interest in Aux Sable Midstream LLC and Aux Sable Liquid Products L.P., and 50% interest in Aux Sable Canada LP) to Pembina Pipeline Corporation for $3.1 billion, including approximately $0.3 billion of non-recourse debt, subject to customary closing adjustments. The sale reflects an attractive valuation of approximately 11 times projected 2024 EBITDA for Alliance and approximately 7 times for Aux Sable.

The effective date of the transaction is January 1, 2024, with closing expected to occur in the first half of 2024, subject to the receipt of regulatory approvals and customary closing conditions. A portion of the proceeds will be used to pre-fund the Acquisitions and the remainder will be used for debt reduction.

Gas Transmission And Midstream: Maritimes & Northeast Pipeline Toll Settlement

The toll settlement agreement for the Canadian portion of Maritimes & Northeast Pipeline (M&N Canada) expired in December 2023. M&N Canada reached a toll settlement with shippers for the effective period from January 1, 2024 to December 31, 2025. On November 28, 2023, M&N Canada filed the 2024 - 2025 toll settlement agreement with the CER for review and approval. A CER decision is expected in the first quarter of 2024.

Gas Distribution and Storage: Enbridge's Acquisition of Gas Utilities from Dominion

On September 5, 2023, Enbridge entered into three separate definitive agreements with Dominion Energy, Inc. (Dominion) to acquire The East Ohio Gas Company, Questar Gas Company and its related Wexpro companies, and Public Service Company of North Carolina for an aggregate purchase price of $19.1 billion (US$14.0 billion), comprised of $12.8 billion (US$9.4 billion) of cash consideration and US$4.6 billion of assumed debt, subject to customary closing adjustments. The Acquisitions continue to be expected to close in 2024, subject to the satisfaction of customary closing conditions, including the receipt of required U.S. federal and state regulatory approvals. To date, the Company has significantly de-risked the funding plan for the Acquisitions, and retains considerable optionality to fund the balance.

In the weeks following the announcement of the Acquisitions, Enbridge established a dedicated integration team to ensure as seamless a transition of the gas utilities into the Company's existing operations as possible. Enbridge and Dominion's regulatory teams are in the process of securing the required U.S. federal and state regulatory approvals to complete the Acquisitions. The waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act expired on November 1, 2023. On January 11, 2024 Enbridge and Dominion received final clearance, without any required mitigation or condition, from the Committee on Foreign Investment in the United States for the Acquisitions.

Gas Distribution and Storage: Enbridge Gas Inc. Incentive Regulation Rate Application

On December 21, 2023, the OEB issued its Decision and Order on Phase 1 (Phase 1 Decision). The decision addressed three main areas: energy transition, Enbridge Gas Distribution and Union Gas amalgamation and harmonization issues, and other issues. The Phase 1 Decision included the following key findings or orders:

•energy transition risk requires us to carry out a risk assessment to consider further risk mitigation measures in three areas: system access and expansion capital spending, system renewal capital spending and depreciation policy;
•our 2024 capital plan must be reduced by $250 million with a focus on monitoring, repair and life extension of our assets and a further $50 million of capitalized indirect overhead costs must be expensed, escalating to $250 million per year during the IR term with an offsetting adjustment to revenues in each year;
•all new small volume customers wishing to connect to natural gas pay their full connection costs as an upfront charge rather than through rates over time effective January 1, 2025;
•approval of a harmonized depreciation methodology that reduced the level of depreciation sought and adjusted asset lives including extensions of service life for certain asset classes;
•an increase in equity thickness from 36% to 38% effective for 2024; and
•January 1, 2024 will be the effective date for 2024 rates.

Enbridge has expressed concerns with certain aspects of the decision which impact energy affordability, consumer choice and the reliability of gas to Ontario communities and industry. In response, the Company will continue working with the Ontario provincial government to address those concerns.

Enbridge filed a Notice of Appeal in the Ontario Divisional Court on January 22, 2024 regarding four aspects of the Phase 1 Decision: small volume customer revenue horizon, the 2024 capital plan reduction, the extension of service life for certain asset classes and equity thickness. On January 29, 2024 Enbridge also filed a Notice of Motion with the OEB requesting the OEB to review five aspects of the Phase 1 Decision: small volume customer revenue horizon, the 2024 capital plan reduction, integration capital, depreciation and equity thickness. The outcome of these proceedings is uncertain.

The Phase 1 Decision results in interim rates, pending phases 2 and 3 of the proceeding, resolution of the Notice of Appeal, Notice of Motion and any possible legislative steps that could be undertaken by the Government of Ontario further to the Minister of Energy's December 22, 2023 news release described in Objectives and Strategy. Phase 2 will establish and determine the incentive rate mechanism for the remainder of the rebasing term, and gas cost and unregulated storage cost allocation. Phase 3 will address cost allocation and the harmonization of rates and rate classes between legacy rate zones

The Phase 1 Decision is expected to be immaterial to Enbridge's 2024 financial guidance.

Renewable Power: Fox Squirrel Solar Farm

In the fourth quarter of 2023, Enbridge announced a partnership with EDF Renewables to construct and operate Fox Squirrel Solar, a 577 MW ground-mounted solar facility under construction in Madison County, Ohio. Enbridge invested a total of US$152 million in the now operational first phase of the development and plans to invest in the following two phases during 2024, assuming certain conditions are met. The full generation capacity is de-risked by 20 year fixed-price power purchase agreements with a strong investment grade counterparty. The project is expected to be immediately accretive to DCF per share.

FOURTH QUARTER 2023 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,438	2,271	9,499	8,364
Gas Transmission and Midstream	1,044	(1,258)	4,264	3,126
Gas Distribution and Storage	238	459	1,592	1,827
Renewable Power Generation	(146)	(127)	149	262
Energy Services	46	(69)	(37)	(417)
Eliminations and Other	881	160	837	(1,124)
EBITDA[1]	4,501	1,436	16,304	12,038

Earnings/(loss) attributable to common shareholders	1,726	(1,067)	5,839	2,589

Cash provided by operating activities	3,812	3,613	14,201	11,230
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at the same average exchange rate (C$1.36/US$) in the fourth quarter of 2023 and 2022. On a full year basis, adjusted EBITDA generated from U.S. dollar denominated business was translated at C$1.35/US$, compared with C$1.30/US$ in 2022. A significant portion of U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Mainline System	1,300	1,343	5,396	5,121
Regional Oil Sands System	228	224	954	918
Gulf Coast and Mid-Continent Systems[1]	476	405	1,720	1,411
Other Systems[2]	389	355	1,473	1,458
Adjusted EBITDA[3]	2,393	2,327	9,543	8,908

Operating Data (average deliveries – thousands of bpd)
Mainline System volume[4]	3,212	3,077	3,080	2,957
Canadian International Joint Tariff[5] ($C)	$1.65	$—	$1.65	$—
U.S. International Joint Tariff[5] ($US)	$2.57	$—	$2.57	$—
Competitive Tolling Settlement IJT and surcharges[6]	$—	$4.53	$—	$4.53
Line 3 Replacement Surcharge ($US)[6,7]	$0.77	$0.87	$0.77	$0.90
1 Consists of Flanagan South Pipeline, Seaway Pipeline, Gray Oak Pipeline, Cactus II Pipeline, Enbridge Ingleside Energy Center, and others.
2 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and others.
3 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
4 Mainline System throughput volume represents Mainline System deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
5 Interim tariff tolls in effect, per barrel, for heavy crude oil movements from Hardisty, AB to Chicago, IL. Effective July 1, 2023 the Company is collecting a dual currency, international joint tariff in line with the agreement in principle on a negotiated settlement for tolls on the Mainline pipeline system. Excludes abandonment surcharge.
6 Includes the IJT benchmark toll, for heavy crude oil movements from Hardisty, AB to Chicago, IL, and its components are set in U.S. dollars and Competitive Tolling Settlement Surcharges which were in effect on an interim basis from July 1, 2021 until June 30, 2023. Effective July 1, 2023 the Company is collecting a new dual currency, international joint tariff in line with the agreement in principle on a negotiated settlement for tolls on the Mainline pipeline system.
7 Effective July 1, 2022, the Line 3 Replacement Surcharge (L3R), exclusive of the receipt terminalling surcharge, is determined on a monthly basis by a volume ratchet based on the 9-month rolling average of ex-Gretna volumes. Each 50 kbpd volume ratchet above 2,835 kbpd (up to 3,085 kbpd) applies a US$0.035/bbl discount whereas each 50 kbpd volume ratchet below 2,350 kbpd (down to 2,050 kbpd) adds a US$0.04/bbl charge. Refer to Enbridge’s Application for a Toll Order respecting the implementation of the L3R Surcharges and CER Order TO-003-2021 for further details.

Liquids Pipelines adjusted EBITDA increased $66 million compared with the fourth quarter of 2022, primarily related to:

•higher contributions from the Gulf Coast and Mid-Continent System due primarily to increased volumes on FSP and higher export demand at the EIEC;
•higher Southern Lights revenue from uncommitted volumes; and
•higher Mainline System throughput driven by higher crude demand; partially offset by
•lower Mainline System tolls as a result of new interim tolls effective July 1, 2023 and a lower L3R surcharge

Full year 2023 Liquids Pipelines adjusted EBITDA increased $635 million compared with 2022 and was primarily impacted by the same factors discussed above as well as:

•the favorable effect of translating US dollar earnings at a higher average exchange rate in 2023, as compared to 2022; and
•higher contributions from the Gulf Coast and Mid-Continent System due primarily to increased ownership of Gray Oak Pipeline and Cactus II Pipeline acquired in the second half of 2022, partially offset by
•higher power costs as a result of increased volumes and power prices.

Gas Transmission And Midstream

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	833	844	3,433	3,216
Canadian Gas Transmission	182	181	640	666
Midstream	35	44	149	378
Other	34	48	176	157
Adjusted EBITDA[1]	1,084	1,117	4,398	4,417
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission and Midstream adjusted EBITDA decreased $33 million compared with the fourth quarter of 2022, primarily related to:

•timing of recognition of revenues attributable to the Texas Eastern rate case in 2022; and
•lower Midstream contributions from lower commodity prices impacting our DCP and Aux Sable joint ventures; partially offset by
•contributions from the Tres Palacios acquisition that closed during second quarter of 2023.

Full year 2023 Gas Transmission and Midstream adjusted EBITDA decreased $19 million compared with 2022 and was primarily impacted by the same factors discussed above as well as:

•a reduction in earnings from our investment in DCP as a result of our decreased interest due to the joint venture merger transaction with P66 that closed during the third quarter of 2022;
•higher operating costs; and
•lower AECO-Chicago basis differential impacting our investment in Alliance Pipeline, partially offset by
•the favorable effect of translating US dollar earnings at a higher average exchange rate in 2023, as compared to 2022;
•favorable contracting on our US Gas Transmission and Storage assets;
•the full-year recognition of revenues attributable to the Texas Eastern rate case settlement effective for 2023; and
•contributions from the Aitken Creek acquisition that closed in the fourth quarter of 2023.

Gas Distribution And Storage

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	503	452	1,825	1,810
Other	16	15	48	46
Adjusted EBITDA[1]	519	467	1,873	1,856

Operating Data
EGI
Volumes (billions of cubic feet)	620	606	2,218	2,162
Number of active customers[2] (millions)	3.9	3.9	3.9	3.9
Heating degree days[3]
Actual	1,152	1,239	3,418	3,841
Forecast based on normal weather[4]	1,286	1,306	3,781	3,841
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
2Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Adjusted EBITDA for the fourth quarter increased $52 million compared with the fourth quarter of 2022 primarily related to:

•higher distribution charges resulting from increases in rates and customer base; partially offset by
•the negative impact of warmer weather than for the same period of 2022.

When compared with the normal forecast embedded in rates, the negative impact of weather was approximately $29 million in the fourth quarter of 2023 compared to a negative impact of approximately $11 million in the fourth quarter of 2022.

Full year 2023 Gas Distribution and Storage adjusted EBITDA increased by $17 million compared with 2022 and was primarily impacted by the same factors discussed above as well as:

•higher demand in the contract market; partially offset by
•when compared with the normal weather forecast embedded in rates, warmer than normal weather in 2023 negatively impacted 2023 EBITDA by approximately $86 million year over year.

Renewable Power Generation

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	141	122	531	522
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA increased $19 million compared with the fourth quarter of 2022 primarily related to:

•higher contributions from the Hohe See and Albatros Offshore Wind Facilities as a result of the November 2023 acquisition of an additional 24.5% interest in these facilities; partially offset by
•weaker wind resources globally and lower energy pricing in both European and U.S. wind markets.

Full year 2023 Renewable Power Generation adjusted EBITDA increased $9 million and was primarily impacted by the same factors discussed above as well as:

•fees earned on certain wind and solar development contracts; and
•contributions from the Saint-Nazaire Offshore Wind Project, which reached full operating capacity in December 2022; partially offset by
•weaker wind resources at Canadian and U.S. onshore wind facilities.

Energy Services

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	(27)	(62)	(101)	(364)
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Adjusted EBITDA from Energy Services is dependent on market conditions and results achieved in one period may not be indicative of results to be achieved in future periods.

Energy Services adjusted EBITDA increased $35 million compared with the fourth quarter of 2022 primarily related to:

•the expiration of certain transportation commitments; and
•less pronounced market structure backwardation as compared to the same period of 2022; partially offset by
•lower margins realized on facilities where we hold capacity obligations and storage opportunities.

Full year 2023 Energy Services adjusted EBITDA increased $263 million and was primarily impacted by the same factors discussed above as well as:

•more favorable margins realized on facilities where we hold capacity obligations and storage opportunities for the full year as compared to 2022.

Effective January 1, 2024, to better align with our organizational structure, Enbridge transferred the Canadian and U.S. crude oil businesses from the Energy Services segment to the Liquids Pipelines reporting segment. The remainder of the business will be reported in the Eliminations and Other segment. This change has no impact on the Company's 2024 financial guidance.

Eliminations and Other

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	16	8	151	115
Realized foreign exchange hedge settlement (loss)/gain	(19)	(68)	59	77
Adjusted EBITDA[1]	(3)	(60)	210	192
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA increased $57 million compared with the fourth quarter of 2022 due to higher investment income and lower realized foreign exchange losses from hedge settlements; partially offset by timing of operating costs.

Full year 2023 Eliminations and Other adjusted EBITDA increased $18 million compared with 2022 due to higher investment income from the pre-funding of the Acquisitions.

Distributable Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,393	2,327	9,543	8,908
Gas Transmission and Midstream	1,084	1,117	4,398	4,417
Gas Distribution and Storage	519	467	1,873	1,856
Renewable Power Generation	141	122	531	522
Energy Services	(27)	(62)	(101)	(364)
Eliminations and Other	(3)	(60)	210	192
Adjusted EBITDA[1,3]	4,107	3,911	16,454	15,531
Maintenance capital	(270)	(354)	(918)	(820)
Interest expense[1]	(969)	(885)	(3,728)	(3,242)
Current income tax[1]	(166)	(204)	(561)	(595)
Distributions to noncontrolling interests[1]	(81)	(75)	(363)	(259)
Cash distributions in excess of equity earnings[1]	149	254	464	407
Preference share dividends[1]	(92)	(84)	(352)	(338)
Other receipts of cash not recognized in revenue[2]	37	65	210	238
Other non-cash adjustments	17	35	61	61
DCF[3]	2,732	2,663	11,267	10,983
Weighted average common shares outstanding[4]	2,126	2,025	2,056	2,025
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
4Includes equity pre-funding for the Acquisitions which are expected to close in 2024.

Fourth quarter 2023 DCF increased $69 million compared with the same period of 2022 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, as well as:

•timing of maintenance capital spend compared to the prior year; and
•lower current income tax due to lower taxable earnings resulting from a revised interim Mainline tariff effective July 1, 2023, partially offset by
•higher interest rates impacting floating-rate debt and issuances attributable to Acquisitions pre-funding; and
•lower net distributions in excess of equity earnings for the quarter.

Full year 2023 DCF increased $284 million compared with 2022 results primarily due to the factors discussed above as well as:

•higher full-year cash distributions in excess of equity earnings due to St. Nazaire entering service at the end of 2022 and lower earnings from DCP, partially offset by;
•higher distributions to noncontrolling interests from the sale of an 11.57% non-operating interest in seven Enbridge-operated pipelines to Athabasca Indigenous Investments in 2022; and
•higher annual maintenance capital across the organization.

Both full year and quarterly per share metrics were negatively impacted by the bought deal equity issuance in the third quarter of 2023, as part the pre-funding and de-risking of the funding plan for the pending Acquisitions.

Adjusted Earnings

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	4,107	3,911	16,454	15,531
Depreciation and amortization	(1,208)	(1,155)	(4,762)	(4,427)
Interest expense[2]	(957)	(872)	(3,700)	(3,196)
Income taxes[2]	(469)	(493)	(1,721)	(1,767)
Noncontrolling interests[2]	(18)	(35)	(176)	(93)
Preference share dividends	(92)	(85)	(352)	(356)
Adjusted earnings[1]	1,363	1,271	5,743	5,692
Adjusted earnings per common share[1]	0.64	0.63	2.79	2.81
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings increased $92 million and adjusted earnings per share increased by $0.01 when compared with the fourth quarter in 2022 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, partially offset by:

•higher depreciation from assets acquired or placed into service in 2023; and
•higher interest expense due to higher interest rates impacting floating-rate debt and issuances attributable to Acquisitions pre-funding.

Full year adjusted earnings increased $51 million and adjusted earnings per share decreased $0.02 compared with 2022 due to the factors discussed above as well as:

•higher earnings attributable to noncontrolling interests from the sale of an 11.57% non-operating interest in seven Enbridge-operated pipelines to Athabasca Indigenous Investments in the third quarter of 2022.

Both full year and quarterly per share metrics were negatively impacted by the bought deal equity issuance in the third quarter of 2023, as part the pre-funding and de-risking of the funding plan for the pending Acquisitions.

CONFERENCE CALL

Enbridge will host a conference call and webcast on February 9, 2024 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide a business update and review 2023 fourth quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://app.webinar.net/Bqa6nJ9DyQ9. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free 1-(800)-606-3040 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On November 28, 2023, our Board of Directors declared the following quarterly dividends. All dividends are payable on March 1, 2024 to shareholders of record on February 15, 2024.

Dividend per share
(Canadian dollars unless otherwise stated)
Common Shares[1]	$0.91500
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.32513
Preference Shares, Series D2	$0.33825
Preference Shares, Series F3	$0.34613
Preference Shares, Series G4	$0.47676
Preference Shares, Series H5	$0.38200
Preference Shares, Series I6	$0.45251
Preference Shares, Series L	US$0.36612
Preference Shares, Series N7	$0.41850
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1[8]	US$0.41898
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19[9]	$0.38825
1The quarterly dividend per common share was increased 3.1% to $0.9150 from $0.8875, effective March 1, 2024.
2The quarterly dividend per share paid on Preference Shares, Series D was increased to $0.33825 from $0.27875 on March 1, 2023 due to reset of the annual dividend on March 1, 2023.
3The quarterly dividend per share paid on Preference Shares, Series F was increased to $0.34613 from $0.29306 on June 1, 2023 due to reset of the annual dividend on June 1, 2023.
4On June 1, 2023, 1,827,695 of the outstanding Preference Shares, Series F were converted into Preference Shares, Series G. The quarterly dividend per share paid on Preference Shares, Series G was increased to $0.47676 from $0.47245 on December 1, 2023 due to reset on a quarterly basis.
5The quarterly dividend per share paid on Preference Shares, Series H was increased to $0.38200 from $0.27350 on September 1, 2023, due to reset of the annual dividend on September 1, 2023.
6On September 1, 2023, 2,350,602 of the outstanding Preference Shares, Series H were converted into Preference Shares, Series
I. The quarterly dividend per share paid on Preference Shares, Series I was increased to $0.45251 from $0.44814 on December 1, 2023 due to reset on a quarterly basis following the date of issuance.
7The quarterly dividend per share paid on Preference Shares, Series N was increased to $0.41850 from $0.31788 on December 1, 2023 due to reset of the annual dividend on December 1, 2023.
8The quarterly dividend per share paid on Preference Shares, Series 1 was increased to US$0.41898 from US$0.37182 on June 1, 2023 due to reset of the annual dividend on June 1, 2023.
9The quarterly dividend per share paid on Preference Shares, Series 19 was increased to $0.38825 from $0.30625 on March 1, 2023 due to reset of the annual dividend on March 1, 2023.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including our strategic priorities and outlook; 2024 financial guidance, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; the acquisitions of three gas utilities from Dominion Energy, Inc. (the Acquisitions) and the disposition of our interests in Alliance Pipeline and Aux Sable (the Dispositions), including the characteristics, anticipated benefits, expected funding and use of proceeds and expected timing of closing and integration thereof; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG) and renewable energy; energy transition and low carbon energy and our approach thereto; anticipated utilization of our assets; expected EBITDA and adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of the Company’s businesses; financial strength and flexibility; financing costs and plans, including with respect to the Acquisitions; expectations on leverage, including debt-to EBITDA ratio; sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction; capital allocation framework and priorities; impact of weather and seasonality; expected future growth and expansion opportunities, including secured growth program, development opportunities, customer growth, and low carbon opportunities and strategy, including with respect to the Fox Squirrel Solar Farm; expected closings, benefits, accretion and timing of transactions, including with respect to the Acquisitions, the Dispositions and our acquisition of landfill-to-renewable natural gas facilities; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, including with respect to the Mainline Tolling Settlement, Maritimes & Northeast Pipeline toll settlement, and Gas Distribution’s incentive regulation rate application, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy; prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; maintenance of support and regulatory approvals for our projects, transactions and rate applications, including the Acquisitions and the Dispositions; anticipated in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and benefits thereof, including with respect to the Acquisitions and the Dispositions; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and adjusted EBITDA; expected earnings/ (loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy and the prices of these commodities are material to and underlie all forward looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; regulatory parameters and decisions, including with respect to the Mainline Tolling Settlement and Gas Distribution’s incentive regulation rate application; litigation; acquisitions and dispositions and other transactions, and the realization of anticipated benefits therefrom, including the Acquisitions and Dispositions; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; global geopolitical conditions; political decisions; public opinion; dividend policy; changes in tax laws and tax rates; exchange rates; interest rates; inflation; commodity prices; and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in Enbridge’s other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We're advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage and are committed to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Rebecca Morley
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

This news release also contains references to Debt-to-EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt-to-EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable
GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,438	2,271	9,499	8,364
Gas Transmission and Midstream	1,044	(1,258)	4,264	3,126
Gas Distribution and Storage	238	459	1,592	1,827
Renewable Power Generation	(146)	(127)	149	262
Energy Services	46	(69)	(37)	(417)
Eliminations and Other	881	160	837	(1,124)
EBITDA	4,501	1,436	16,304	12,038
Depreciation and amortization	(1,166)	(1,122)	(4,613)	(4,317)
Interest expense	(1,103)	(863)	(3,812)	(3,179)
Income tax expense	(664)	(560)	(1,821)	(1,604)
Earnings attributable to noncontrolling interests	250	126	133	65
Preference share dividends	(92)	(84)	(352)	(414)
Earnings attributable to common shareholders	1,726	(1,067)	5,839	2,589

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,393	2,327	9,543	8,908
Gas Transmission and Midstream	1,084	1,117	4,398	4,417
Gas Distribution and Storage	519	467	1,873	1,856
Renewable Power Generation	141	122	531	522
Energy Services	(27)	(62)	(101)	(364)
Eliminations and Other	(3)	(60)	210	192
Adjusted EBITDA	4,107	3,911	16,454	15,531
Depreciation and amortization	(1,208)	(1,155)	(4,762)	(4,427)
Interest expense	(957)	(872)	(3,700)	(3,196)
Income tax expense	(469)	(493)	(1,721)	(1,767)
Earnings attributable to noncontrolling interests	(18)	(35)	(176)	(93)
Preference share dividends	(92)	(85)	(352)	(356)
Adjusted earnings	1,363	1,271	5,743	5,692
Adjusted earnings per common share	0.64	0.63	2.79	2.81

EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	4,501	1,436	16,304	12,038
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	(1,015)	(437)	(1,263)	1,292
CTS realized hedge loss	—	—	638	—
Litigation provision	—	—	124	—
Net inventory adjustment	13	(55)	9	13
Assets impairment	732	448	732	503
Southern Lights regulatory accounting discontinuation	(151)	—	(151)	—
Gain on joint venture merger transaction	—	—	—	(1,076)
Goodwill impairment	—	2,475	—	2,475
Transaction costs	10	114	31	114
Other	17	(70)	30	172
Total adjusting items	(394)	2,475	150	3,493
Adjusted EBITDA	4,107	3,911	16,454	15,531
Depreciation and amortization	(1,166)	(1,122)	(4,613)	(4,317)
Interest expense	(1,103)	(863)	(3,812)	(3,179)
Income tax expense	(664)	(560)	(1,821)	(1,604)
Earnings attributable to noncontrolling interests	250	126	133	65
Preference share dividends	(92)	(84)	(352)	(414)
Adjusting items in respect of:
Depreciation and amortization	(42)	(33)	(149)	(110)
Interest expense	146	(9)	112	(17)
Income tax expense	195	67	100	(163)
Earnings attributable to noncontrolling interests	(268)	(161)	(309)	(158)
Preference share dividends	—	(1)	—	58
Adjusted earnings	1,363	1,271	5,743	5,692
Adjusted earnings per common share	0.64	0.63	2.79	2.81

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,393	2,327	9,543	8,908
Change in unrealized derivative fair value gain/(loss)[1]	15	181	607	(183)
CTS realized hedge loss	—	—	(638)	—
Assets impairment	(86)	(197)	(86)	(252)
Southern Lights regulatory accounting discontinuation	151	—	151	—
Other	(35)	(40)	(78)	(109)
Total adjustments	45	(56)	(44)	(544)
EBITDA	2,438	2,271	9,499	8,364
1 Related to derivative financial instruments used to manage foreign exchange and commodity price risks.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,084	1,117	4,398	4,417
Change in unrealized derivative fair value gain/(loss) - Commodity prices	34	—	32	—
Assets impairment	(82)	—	(82)	—
Litigation provision	—	—	(124)	—
Goodwill impairment	—	(2,475)	—	(2,475)
Gain from joint venture merger transaction	—	—	—	1,076
Customer settlement gain	—	118	—	118
Other	8	(18)	40	(10)
Total adjustments	(40)	(2,375)	(134)	(1,291)
EBITDA	1,044	(1,258)	4,264	3,126

GAS DISTRIBUTION AND STORAGE

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	519	467	1,873	1,856
Assets impairment	(281)	—	(281)	—
Other	—	(8)	—	(29)
Total adjustments	(281)	(8)	(281)	(29)
EBITDA	238	459	1,592	1,827

RENEWABLE POWER GENERATION

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	141	122	531	522
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	3	2	8	8
Change in unrealized derivative fair value gain/(loss) - Commodity prices	4	—	(80)	—
Assets impairment	(283)	(238)	(283)	(238)
Other	(11)	(13)	(27)	(30)
Total adjustments	(287)	(249)	(382)	(260)
EBITDA	(146)	(127)	149	262

ENERGY SERVICES

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(27)	(62)	(101)	(364)
Change in unrealized derivative fair value gain/(loss) - Commodity prices	86	(49)	73	(27)
Net inventory adjustment	(13)	55	(9)	(13)
Asset impairment	—	(13)	—	(13)
Total adjustments	73	(7)	64	(53)
EBITDA	46	(69)	(37)	(417)

ELIMINATIONS AND OTHER

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(3)	(60)	210	192
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	873	303	623	(1,090)
Transaction costs	(10)	(114)	(31)	(114)
Other	21	31	35	(112)
Total adjustments	884	220	627	(1,316)
EBITDA	881	160	837	(1,124)

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	3,812	3,613	14,201	11,230
Adjusted for changes in operating assets and liabilities[1]	(850)	(590)	(2,311)	12
	2,962	3,023	11,890	11,242
Distributions to noncontrolling interests	(81)	(75)	(363)	(259)
Preference share dividends	(92)	(84)	(352)	(338)
Maintenance capital[2]	(270)	(354)	(918)	(820)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	37	65	210	238
Distributions from equity investments in excess of cumulative earnings[4]	296	259	639	733
CTS realized hedge loss, net of tax	—	—	479	—
Litigation settlement gain	—	—	(68)	—
Enterprise insurance strategy restructuring expenses	—	—	—	100
Other items	(120)	(171)	(250)	87
DCF	2,732	2,663	11,267	10,983
1Changes in operating assets and liabilities, net of recoveries.
2Maintenance capital includes expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets. Maintenance capital also excludes emissions reduction projects and large-scale asset modernization programs that facilitate high operational reliability.
3Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
4Presented net of adjusting items.